    As filed with the Securities and Exchange Commission on August 6, 1996
                                                       Registration No. 333 -
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             --------------------

                               MGI PHARMA, INC.
            (Exact name of registrant as specified in its charter)

              MINNESOTA                                  41-1364647
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                           Suite 300 E, Opus Center
                              9900 Bren Road East
                         Minnetonka, Minnesota 55343
                                (612) 935-7335
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

           Charles N. Blitzer, President and Chief Executive Officer
                               MGI PHARMA, INC.
                           Suite 300 E, Opus Center
                              9900 Bren Road East
                         Minnetonka, Minnesota 55343
                                (612) 935-7335

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             --------------------

                                 COPIES TO:
       TIMOTHY S. HEARN                           ROBERT A. SCHWED
     DORSEY & WHITNEY LLP          REBOUL, MacMURRAY, HEWITT, MAYNARD & KRISTOL
    220 SOUTH SIXTH STREET                       45 ROCKFELLER PLAZA
MINNEAPOLIS, MINNESOTA 55402                   NEW YORK, NEW YORK 10111
      (612) 340-2600                                (212) 841-5700

                             --------------------

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [_]


                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                  Proposed                   Proposed
      Title of Each                                                Maximum                    Maximum                Amount of
    Class of Securities             Amount to be               Offering Price                Aggregate              Registration
     to be Registered                Registered                 Per Share(1)             Offering Price(1)              Fee
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value                            1,200,000 shares             $5.5625                   $6,675,000                 $2,302
===================================================================================================================================

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for purposes of computing the registration fee on the basis of the average of the high and low prices reported by the Nasdaq National Market for July 31, 1996.

                             --------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


      P R O S P E C T U S

                                    [LOGO]

                    800,000 SHARES OF COMMON STOCK MINIMUM
                   1,200,000 SHARES OF COMMON STOCK MAXIMUM

                                ----------------

     All of the shares of Common Stock offered hereby (the "Shares") are being sold by MGI PHARMA, INC. (the "Company").

     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "MOGN." On August 2, 1996, the last sale price for the Common Stock as reported by Nasdaq was $5 7/8 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                                ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                             Price to          Commissions      Proceeds to
                             Public            and Fees(1)     Company (2)(3)
- -------------------------------------------------------------------------------
Per Share ............       $                 $               $
- -------------------------------------------------------------------------------
Total Minimum
  (800,000 Shares)....       $                 $               $
- -------------------------------------------------------------------------------
Total Maximum
 (1,200,000 Shares)...       $                 $               $
- -------------------------------------------------------------------------------
===============================================================================

(1) The Shares are being offered by the Company principally to selected institutional and accredited investors. T. R. Winston Capital, Inc. (the "Placement Agent") has been retained to act, on a best efforts basis, as placement agent for the Company in connection with this transaction. The Company has agreed (i) to pay the Placement Agent a commission equal to 6%
     of the Price to Public of the Shares sold (or $      per Share), (ii) to
     reimburse the Placement Agent for certain expenses and (iii) to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(2) The offering of Shares will terminate on September 3, 1996 (the "Termination Date"). Prior to the Termination Date, all investor funds will promptly be placed in escrow with First Bank National Association, as escrow agent (the "Escrow Agent"), in an escrow account established for the benefit of the investors. In the event that investor funds are not received in the full amount necessary to satisfy the minimum requirements of this offering on or before the Termination Date, all funds deposited in the Escrow Agent account will promptly be returned to the investors. See "Plan of Distribution."

(3)  Before deducting estimated expenses of $123,000 payable by the Company.

                          T.R. WINSTON CAPITAL, INC.


               The date of this Prospectus is             , 1996

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Prospectus:

         (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;
         (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and
         (c) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on October 25, 1982, as amended by Form 8 filed on on July 20, 1987, including any amendment or report for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein.

   In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to James V. Adam, Vice President, Chief Financial Officer, MGI PHARMA, INC., Suite 300 E, Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343-9667, telephone: (612) 935-7335.

                              ___________________

   IN CONNECTION WITH THIS OFFERING, THE PLACEMENT AGENT MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   IN CONNECTION WITH THIS OFFERING, THE PLACEMENT AGENT MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "PLAN OF DISTRIBUTION."

   FOR FLORIDA RESIDENTS THE SECURITIES REFERRED TO HEREIN WILL BE SOLD TO, AND ACQUIRED BY, THE PURCHASER IN A TRANSACTION EXEMPT UNDER SECTION 517.061 OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER SAID ACT IN THE STATE OF FLORIDA. IN ADDITION, ALL PURCHASERS WHO ARE FLORIDA RESIDENTS SHALL HAVE THE PRIVILEGE OF VOIDING THE PURCHASE WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT.

                              ___________________

        Salagen(R) is a registered trademark of MGI PHARMA, INC. DIDRONEL(R) is a registered trademark of Proctor & Gamble Pharmaceuticals, Inc.

- -------------------------------------------------------------------------------
                              PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the financial statements (including the notes thereto) incorporated herein by reference. Prospective investors should consider carefully the information discussed under "Risk Factors."

                                  THE COMPANY

        MGI PHARMA, INC. (the "Company") is a pharmaceutical company that acquires, develops and markets innovative and differentiated therapeutic specialty products for niche markets of unmet medical need. The Company is primarily focused on products that treat cancer or improve the quality of life for cancer patients. It is currently marketing its oncology products to physicians throughout the United States, with sales made to pharmaceutical wholesalers for distribution to the ultimate consumers of the Company's products. See "The Company" and "Recent Developments."

                                 THE OFFERING

   Common Stock Being Offered......... 800,000 shares minimum up to 1,200,000 shares maximum of Common Stock (the
                                       "Shares"). All funds paid by investors
                                       for the Shares will be held in an escrow account at First Bank National Association until the closing of the offering, at which time the funds held in escrow will be released to the Company. If less than 800,000 Shares are subscribed for by the Termination Date, all funds held in the escrow account will be returned to investors. See "Plan of Distribution."

   Common Stock Outstanding:
        Before the Offering........... 12,822,971 shares of Common Stock(1)
        After the Offering:
          Assuming Sale of Minimum.... 13,622,971 shares of Common Stock
          Assuming Sale of Maximum.... 14,022,971 shares of Common Stock

   Offering Price per Share........... $

   Use of Proceeds.................... To finance the development and marketing of the Company's products and the
                                       acquisition or license of additional
                                       products, and for working capital and
                                       other general corporate purposes. See
                                       "Use of Proceeds."

   Nasdaq National Market Symbol...... MOGN
   ____________
   (1) Based on the number of shares outstanding as of August 2, 1996. Excludes up to 956,561 shares of Common Stock issuable upon the exercise of options outstanding as of August 2, 1996.

- -------------------------------------------------------------------------------

                                 RISK FACTORS

        An investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors relating to the business of the Company before making an investment. This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Actual results could differ significantly from those projected in the forward-looking statements as a result, in part, of the risk factors set forth below.

   LACK OF PROFITABLE OPERATIONS

        The Company's revenues have not been sufficient to offset all the expenses involved in operating a pharmaceutical company including research, development and production. The Company had net losses of $2,614,000 for 1995 and $2,058,000 for the six months ended June 30, 1996. At June 30, 1996 the Company had an accumulated deficit of $67,895,000. To the extent the Company is unable to achieve profitability, its ability to continue its operations will depend upon its ability to secure additional funds from other sources. Revenue may display significant variations due to the impact of new contract and licensing arrangements, the completion or termination of those contracts and arrangements and the timing and amounts of milestone payments. The Company's profitability will be dependent on its success in developing, obtaining regulatory approvals for and effectively marketing its products. There can be no assurance as to whether the Company will be able to achieve and sustain profitability.

   DEPENDENCE ON SALES OF SALAGEN TABLETS

        The Company derives substantially all of its product revenues from the sale of Salagen(R) Tablets. For the six month period ended June 30, 1996, U.S. sales of Salagen Tablets were $2,581,000, representing 89% of total product sales for the period. In 1995, U.S. sales of Salagen Tablets were $3,693,000, representing 80% of 1995 product sales. Accordingly, any factor adversely affecting Salagen Tablets sales could have a material adverse effect on the Company's business, financial condition and results of operations. Although Salagen Tablets was awarded orphan drug status by the U.S. Food and Drug Administration (the "FDA") as a treatment of xerostomia induced by radiation therapy, the seven years of market exclusivity provided by Orphan designation expires in April 2001. Moreover, the Company anticipates that sales of its other product, DIDRONEL(R) I.V. Infusion, which represented 10% and 17% of product sales for the first six months of 1996 and for 1995, respectively, will continue to decline in the future due to the introduction of competitive products.

   DEPENDENCE ON LICENSE AND ACQUISITION STRATEGY

        The Company has adopted a license and acquisition strategy to build its product pipeline and expects to increase its sales over time through a series of strategic acquisitions of new pharmaceutical product opportunities which the Company can develop and market. The Company's strategy for growth is dependent upon its continued ability to identify and acquire new pharmaceutical products targeted at niche markets which can be promoted through the Company's existing marketing and distribution channels. Because the Company does not engage in proprietary research and development of new products, it must rely upon the willingness of others to sell or license pharmaceutical product opportunities to the Company. Other companies, including those with substantially greater financial, marketing and sales resources, are competing with the Company to acquire such products. There can be no assurance that the Company will be able to acquire rights to additional products on acceptable terms, if at all. The failure of the Company to acquire additional products or to promote or market commercially successful products would have a material adverse effect on the Company's future business, financial condition and results of operations. Further, the marketing strategy, distribution channels and levels and bases of competition with respect to newly acquired products may be different than those of the Company's current products and there can be no assurance that the Company will be able to compete favorably in those product categories.

   UNCERTAINTY OF STRATEGIC ALLIANCES

        The Company's strategy for the exploitation of foreign markets for its products is to enter into strategic alliances with various multinational and foreign pharmaceutical companies. The Company has entered into alliances with various companies related to the marketing of Salagen Tablets and the development of the acylfulvenes. Revenues from strategic alliances consist of milestone payments and royalty payments. Licensing revenue from strategic alliances was $7,718,094 for 1995 and $1,021,268 for the six months ended June 30, 1996, comprising 58% and 23%, respectively, of total revenues. Future licensing revenues will likely fluctuate from quarter to quarter and year to year depending on the achievement of milestones by the Company's partners, the amount of royalty generating activities, and the timing of initiating additional licensing relationships. Additionally, royalties are based on sales in local currencies and, therefore, the U.S. Dollar value of such royalties will fluctuate with currency exchange rates. Absent revenue from initiation of additional licensing relationships, 1996 licensing revenue is expected to decline from 1995 amounts, given the high level of initiation and milestone payments realized in 1995. Although the Company believes that its partners in these alliances have an economic motivation to perform their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the control of the Company. Moreover, the terms of these alliances generally provide that they may be terminated prior to their expiration under circumstances that may also be outside the control of the Company. The early termination of one or more of these strategic alliances could adversely affect the Company's business, financial condition and results of operations. There can also be no assurance that the Company will be able to negotiate additional strategic alliances on acceptable terms or that such alliances will be successful.

   UNCERTAINTY OF ACCESS TO CAPITAL

        The Company may need to raise additional funds to acquire or license additional products, to fund operating losses until such time as the Company achieves sustained profitability, to support the marketing and sales of additional products and to obtain working capital which may be needed from time to time. The Company may seek additional funding through public and private financing, including equity financing. Adequate funds for these purposes, whether through the financial markets or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may cause the Company to delay, scale back, or abandon some or all of its product acquisition and licensing programs or marketing.

   DEPENDENCE ON SOLE SUPPLIER

        The Company relies on E. Merck Fine Chemicals Division as its sole supplier of pilocarpine hydrochloride, the active ingredient necessary for the manufacture of Salagen Tablets. The Company believes that E. Merck Fine Chemicals Division accounts for a substantial majority of the worldwide supply of Good Manufacturing Practices ("GMP") grade pilocarpine hydrochloride, and that there is no other producer of pilocarpine hydrochloride which accounts for a significant portion of the worldwide supply. The processing facility and raw material requirements for the production of pilocarpine hydrochloride present significant barriers to entry of new producers in this market. Although the Company believes that it would be able to procure adequate supplies of pilocarpine hydrochloride on a timely basis from an alternate source, the Company has not identified any such alternate source and disruptions in supplies would have a material adverse effect on the Company's business, financial condition and results of operations.

   RELIANCE ON THIRD PARTY MANUFACTURERS

        The Company does not have any manufacturing facilities and is currently relying on two third party manufacturers for the production of Salagen Tablets. The Company intends to continue to rely on others to manufacture its products, including any products that it may acquire, and has no plans to establish any manufacturing operations. The manufacture of the Company's products are subject to GMP regulations prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. There can be no assurance that the Company's current manufacturers will comply with all applicable regulatory standards, or that the Company would be able to identify an alternative third party manufacturer on terms acceptable to the Company or on any terms.

   INTENSE COMPETITION; UNCERTAINTY OF TECHNOLOGICAL CHANGE

        The manufacture and sale of pharmaceuticals is highly competitive. Many of the Company's competitors are large well-known pharmaceutical companies which have considerably greater financial, sales, marketing and technical resources than those of the Company. Additionally, many of the Company's present and potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with the Company's products. The pharmaceutical industry is characterized by rapid product development and technological change. The Company's pharmaceuticals could be rendered obsolete or uneconomical by the development of new pharmaceuticals to treat the conditions addressed by the Company's products, or as the result of technological advances affecting the cost of production. There can be no assurance that the Company will be able to compete effectively, that additional competitors will not enter the market, or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

   PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

        The Company's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its products. The Company was awarded orphan drug status for Salagen Tablets as a treatment for xerostomia induced by radiation therapy. Orphan designation provides seven years market exclusivity after product registration. The Company holds an exclusive license on two broad-based patents covering MGI 114 and other analogs in the Company's family of acylfulvenes, a new class of potential anti-cancer compounds.

        There can be no assurance that the Company will be able to obtain patents for any future products or that any current or future issued or licensed patents or know-how will afford protection against competitors with similar technologies or processes, or that any patents will not be infringed upon or designed around by others. In addition, there can be no assurance that others will not independently develop proprietary technologies and processes which are the same as or substantially equivalent to those of the Company. The Company could also incur substantial costs in defending itself in suits brought against it based on such patents or in bringing suits to protect such patents or patents licensed by the Company against infringement. Additionally, the Company protects its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by competitors.

   FLUCTUATIONS IN OPERATING RESULTS

        The Company's results of operations may vary from period to period due to a variety of factors including continuing demand for the Company's products, the introduction of new products, the continued stream of licensing and royalty revenues, expenditures incurred to acquire or license and promote additional pharmaceuticals, interruptions in or availability of supply by third-party manufacturers, the introduction of new products by the Company or its competitors, changes in sales and marketing expenditures and general economic and industry conditions which affect customer demand. Because the Company's operating expenses are based on anticipated sales levels variations in the timing of recognition of revenue could cause significant fluctuations from period to period and may result in unanticipated earnings shortfalls or losses. There can be no assurance that the Company will be successful in maintaining or improving its profitability or avoiding losses in any future period.

   GOVERNMENT REGULATION

        Government regulation in the United States and abroad is a significant factor in the development, production, and marketing of the Company's products. Prior to marketing, each of the Company's products must undergo an extensive testing and regulatory approval process conducted by the FDA and by comparable agencies in other countries. The testing and approval process can take several years and require the expenditure of substantial resources, and there can be no assurance that any product that the Company may develop will be approved by the FDA or any foreign regulatory authority in a timely manner, if at all. Generally, only a very small percentage of newly discovered pharmaceutical compounds that enter preclinical development are approved for sale.

        The Company depends on external laboratories and medical institutions to conduct its preclinical and clinical testing in compliance with clinical and laboratory practices required by the FDA. The data obtained from preclinical and clinical testing are subject to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in FDA personnel or policy for drug approval during the period of development and by changes in the requirements for regulatory review of each submitted New Drug Application ("NDA"). Moreover, even if the FDA approves the marketing application of a product, such approval may entail commercially unacceptable limitations on the uses, or "indications," for which a product may be marketed, and further studies may be required to provide additional data on product safety or effectiveness. The FDA also requires post-marketing adverse event surveillance programs to monitor the product's side effects.

        An FDA approved product and its manufacturer are subject to continual regulatory review and the later discovery of previously unknown problems with a product or manufacturer may result in restrictions or sanctions on such product or manufacturer, including the withdrawal of such product from the market. Most changes in the manufacturing procedures used by the Company for any of the Company's approved products and any change in manufacturer will require the approval of the FDA prior to their implementation which could have an adverse effect upon the Company's ability to continue the commercialization or sale of a product.

        In certain countries, the sales price of a product must also be approved after marketing approval is granted. No assurance can be given that satisfactory prices can be obtained in foreign markets even if marketing approval is granted by foreign regulatory authorities.

   UNCERTAINTIES RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT

        The profitability of the Company will depend in part on the availability of adequate reimbursement for the Company's products from third-party payors, such as government entities, private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical services and products. Although the Company currently has no problem with third-party reimbursement, there can be no assurance that reimbursement will be available in the future for the Company's new or existing products, or that such third-party reimbursement will be adequate. If adequate reimbursement levels are not provided by government entities and other third-party payors for the Company's products, the Company's business, financial condition and results of operations would be materially adversely affected. Further, a number of legislative and regulatory proposals aimed at changing the nation's health care system have been proposed in recent years. While the Company cannot predict whether any such proposals will be adopted, or the effect that any such proposal may have on its business, such proposals, if enacted, could have a material adverse effect on the Company's business, financial condition and results of operations.

   POTENTIAL PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

        The Company faces an inherent risk of exposure to product liability claims in the event that the use of its product is alleged to have resulted in adverse effects. Such risk exists even with respect to those products that are manufactured in regulated and licensed facilities or otherwise possess regulatory approval for commercial sale. While the Company has taken, and continues to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company currently has product liability insurance in the amount of $10 million per occurrence and in the aggregate for the year. Although to date the Company has not been the subject of any product liability claims, there can be no assurance that such insurance will be sufficient to cover potential claims. Further, there can be no assurance that adequate insurance coverage will be available in the future on commercially reasonable terms, if at all, or that a product liability claim would not materially adversely affect the Company's business, financial condition and results of operations.

   RISK OF PRODUCT RECALL

        Product recalls may be issued at the discretion of the Company, the FDA, the U. S. Federal Trade Commission or other government agencies having regulatory authority for product sales, and may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. Although none of the Company's products have been the subject of a recall, no assurance can be given that product recalls will not occur in the future. Any product recall could materially adversely affect the Company's business, financial condition and results of operations.

   DEPENDENCE UPON CERTAIN KEY MANAGEMENT

        The future success of the Company is largely dependent upon the leadership of Charles N. Blitzer, the Company's President and Chief Executive Officer. Should Mr. Blitzer cease to be affiliated with the Company, the Company's strategic direction and performance could be materially adversely affected. The Company is also dependent upon a number of other key management personnel. The loss of the services of one or more key employees, or the inability of the Company to attract and retain skilled management and marketing and sales personnel in the future, could have a material adverse effect on the Company's business, financial condition and results of operations.

   POSSIBLE VOLATILITY OF STOCK PRICE

        The market price of the Company's Common Stock, like that of the securities of other small pharmaceutical companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. From time to time the market for securities has also experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. In addition, announcements by the Company or others regarding commercial products, patents or proprietary rights, the progress of clinical trials or government regulation, public concern as to the safety of drugs, the issuance of securities analysts' reports and general market conditions may each have a significant effect on the market price of the Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.


                                USE OF PROCEEDS

        The net proceeds to the Company from the sale of the minimum number of Shares are estimated to be $4,295,000 ($6,504,000 if the maximum number of Shares are sold), assuming a public offering price of $5 7/8 per Share and after deducting commissions to the Placement Agent and estimated offering expenses.

        The Company intends to use the net proceeds to finance the development and marketing of its current products and for working capital and other general corporate purposes. The Company also may use a portion of the net proceeds to acquire or license products and technologies complementing the Company's current business, although it has no present definitive agreement or letter of intent with respect to any such acquisition.

        Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this offering in short-term, interest bearing, investment-grade securities.


                                   DILUTION

        As of June 30, 1996, the net tangible book value of the Company was $15,172,000, or $1.18 per share of Common Stock. "Net tangible book value" per share of Common Stock represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Common Stock outstanding. Upon completion of this offering at an assumed offering price of $5 7/8 per share, and after deducting the Placement Agent's commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of June 30, 1996, would have been $19,467,000 $1.43 per share of Common Stock if the minimum number of Shares was sold ($21,676,000 and $1.55 per share of Common Stock, respectively, if the maximum number of Shares was sold). This represents an immediate increase in net tangible book value of approximately $.25 per share to existing shareholders and immediate dilution of $4.46 per share if the minimum number of Shares are sold to purchasers in this offering ($.37 and $4.33, respectively, if the maximum number of Shares are sold). "Dilution" per share represents the difference between the price to be paid by the new investors and the net tangible book value per share at June 30, 1996, as adjusted for the offering.

                                  THE COMPANY

        MGI PHARMA, INC. (the "Company") is a pharmaceutical company that acquires, develops and markets innovative and differentiated therapeutic specialty products for niche markets of unmet medical need. The Company is primarily focused on products that treat cancer or improve the quality of life for cancer patients. It is currently marketing its oncology products to physicians throughout the United States, with sales made to pharmaceutical wholesalers for distribution to the ultimate consumers of the Company's products.

        Substantially all of the Company's sales revenue is derived from the sales of Salagen Tablets (pilocarpine hydrochloride). Salagen Tablets, which the Company began marketing in April 1994 treat radiation-induced dry mouth in head and neck cancer patients. In 1996, the Company expects to submit a supplemental NDA to the FDA for Salagen Tablets as a treatment for xerostomia (dry mouth) resulting from Sjogren's syndrome, a chronic autoimmune system disease experienced by many patients with rheumatoid arthritis and other autoimmune diseases.

        The Company's business strategy focuses on niche medical markets, particularly the oncology market, because it believes such markets can be reached effectively by a relatively small sales force. In the United States, the number of physicians in a particular subspecialty is usually relatively small and such physician specialists tend to be located near major metropolitan areas. Furthermore, the Company believes that current trends in pharmaceutical detailing will continue to reduce the number of pharmaceutical sales targets as decisions relating to use of prescription drugs become more centralized.

        The Company attempts to reduce the risk of product failure by acquiring products that are past the initial discovery stage. Such products have usually already passed, or have a higher than average chance of passing, preliminary toxicity testing and have demonstrated some efficacy in animals or humans. The Company believes that acquiring products that meet such requirements may allow it to reduce product development time frames, reduce the research rejection rate due to safety and toxicity concerns, and achieve a higher probability of product effectiveness. The Company believes there are a number of compounds that meet these requirements available for licensing from universities and other research organizations such as biotechnology companies and other pharmaceutical companies.

        The Company's development efforts are currently focused on the acylfulvenes, a new class of potential anticancer compounds. The acylfulvenes are chemically modified versions of natural substances produced by the Omphalotus illudens mushroom. They utilize a mechanism of tumor-killing action that is distinct from other chemotherapeutic drugs and appear to be absorbed more quickly by tumor cells than by healthy tissue. In September 1995, the Company filed an Investigative New Drug application with the FDA for MGI 114, the initial acylfulvene analog to be taken into human clinical development from the acylfulvene family. In December 1995, Phase I human clinical studies using MGI 114 began. MGI 114 is an early-stage developmental drug compound at the very beginning of human testing. There can be no assurance that MGI 114 or any other acylfulvene analog will ultimately be determined to be safe and effective for human use.

        The Company actively pursues strategic alliances throughout the world both to market and develop its products. The Company has entered into agreements with various partners who will market Salagen Tablets in Europe, Japan, Canada, Israel and Taiwan, following regulatory approval the various countries. Currently, Salagen Tablets have been approved in the United Kingdom, France, Ireland, Israel and Greece. In 1995, the Company executed a development and marketing agreement for the acylfulvenes in Japan with Dainippon Pharmaceuticals, a major Japanese pharmaceutical company.

        The Company was incorporated in Minnesota on November 14, 1979. Its principal executive offices are located at 9900 Bren Road East, Suite 300E, Minnetonka, Minnesota 55343, and its phone number is (612) 935-7335.

                              RECENT DEVELOPMENTS

        In January 1996, Chiron Therapeutics BV, a unit of Chiron Corporation, the Company's European marketing partner for Salagen Tablets, obtained regulatory approval and was issued a license to sell Salagen Tablets in France, Ireland and Greece. Marketing of the Salagen Tablet began in Ireland in 1996 and is expected to begin later this year in France and Greece when pricing approval is received from these countries.

        In April 1996, Charles N. Blitzer was appointed President and Chief Executive Officer of the Company to replace Dr. Kenneth F. Tempero, who retired. From 1992 to April of this year, Mr. Blitzer was the President and Chief Executive Officer of Oncologix, Inc., a pharmaceutical company focused on cancer related products. From 1977 to 1991, Mr. Blitzer held a variety of management positions with Marion Merrell Dow, Inc. and Marion Laboratories, Inc.

        In May 1996, the U.S. Patent and Trademark Office granted the Company two broad-based patents covering MGI 114 and a select group of additional acylfulvene analogs. The patents complement two previously issued U.S. patents covering a method of using MGI 114 to inhibit certain tumor cell growth. The Company also has foreign patents pending on MGI 114 and its analogs in over 30 countries worldwide. Patent applications covering an even broader base of acylfulvene analogs compounds remain pending in the United States.

        In July 1996, the Company received approval from the Israeli Ministry of Health to market Salagen Tablets in that nation. This approval covers both the use of Salagen Tablets for the treatment of the symptoms of xerostomia (dry mouth) caused by radiation therapy for cancer of the neck and head, and for the symptoms of Sjogren's Syndrome, an autoimmune disease that causes disabling dry eyes and dry mouth. Israel is the first nation to approve Salagen Tablets for treating symptoms associated with Sjogren's Syndrome.

        In July 1996, the Decision Network Committee of the National Cancer Institute ("NCI") voted in favor of funding and conducting human clinical trials of MGI 114, pending execution of a clinical trials agreement. Assuming a clinical trials agreement is entered into by NCI and the Company, the institute will sponsor and oversee clinical research within its network of more than 50 designated cancer centers located across the United States. The Company will provide MGI 114 for these studies.

                                PLAN OF DISTRIBUTION

        The Shares are being offered for sale by the Company principally to selected institutional and accredited investors. T.R. Winston Capital, Inc. (the "Placement Agent") has been retained to act as the exclusive agent for the Company in connection with such offers and sales on a best efforts basis. The closing of the offering is conditional on the sale of the minimum amount of Shares prior to the Termination Date. The Placement Agent is not obligated to and does not intend itself to take (or purchase) any of the Shares offered hereby. It is anticipated that the Placement Agent will obtain indications of interest from potential investors for the amount of the offering and that effectiveness of the Registration Statement will not be requested and no investor funds will be accepted until indications of interest have been received for at least the minimum number of Shares. Confirmations and definitive prospectuses will be distributed to all investors at the time of pricing, informing investors of the closing date, which will be on or
   about           , 1996. No investor funds will be accepted
   prior to effectiveness of the Registration Statement. Prior to the closing date, all investor funds will promptly be placed in escrow with First Bank National Association as escrow agent (the "Escrow Agent"), in an escrow account established for the benefit of the investors. The Escrow Agent will invest such funds in accordance with Rule 15c2-4 promulgated under the Exchange Act. Prior to the closing date, the Escrow Agent will advise the Company that payment for the purchase of the Shares has been affirmed by the investors and that the investors have deposited the requisite funds in the escrow account at the Escrow Agent. Upon receipt of such notice, the Company will deposit with the Depository Trust Company the Shares to be credited to the respective accounts of the investors. Investor funds, together with interest thereon, if any, will be collected by the Company through the facilities of the Escrow Agent on the scheduled closing date. The offering will not continue after the closing date. In the event that investor funds are not received for the minimum number of Shares prior to the Termination Date, all funds deposited in the escrow account will promptly be returned. The Company has agreed (i) to pay the Placement Agent a commission equal to 6% of the purchase price of the Shares, (ii) to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and (iii) to reimburse the Placement Agent for certain of its out-of-pocket expenses incurred in connection with the offering.

        Certain officers and the directors of the Company have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock for a period of 90 days after the date of this Prospectus, except in connection with a Company-sponsored employee stock plan or with the prior written consent of the Placement Agent.

                                 LEGAL MATTERS

        The validity of the Shares offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters relating to the offering will be passed upon for the Placement Agent by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York.

                                    EXPERTS

        The consolidated financial statements and schedule of MGI PHARMA, INC., incorporated by reference herein, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon incorporated by reference herein. Such consolidated financial statements and schedule are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov". The Common Stock of the Company is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        The Company has filed with the Commission a registration statement (of which this Prospectus is a part) on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PLACEMENT AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY JURISDICTION TO A PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE OFFERING BY THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             _____________________

                               TABLE OF CONTENTS
                                                        Page
                                                        ----
Incorporation of Certain Documents
     by Reference...................................      2
Prospectus Summary..................................      3
Risk Factors........................................      4
Use of Proceeds.....................................      9
Dilution............................................      9
The Company.........................................     10
Recent Developments.................................     11
Plan of Distribution................................     11
Legal Matters.......................................     12
Experts.............................................     12
Available Information...............................     12


                                    [LOGO]



                            800,000 SHARES MINIMUM

                           1,200,000 SHARES MAXIMUM

                                 COMMON STOCK



                           ________________________


                                  PROSPECTUS
                                      , 1996

                           ________________________



                          T.R. WINSTON CAPITAL, INC.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
        SEC Registration Fee..............................     $  2,302
        NASD Fee..........................................        1,168
        Nasdaq Listing Fee................................       16,000
        Accounting Fees and Expenses......................       15,000
        Legal Fees and Expenses...........................       40,000
        Blue Sky Fees and Expenses........................        5,000
        Transfer Agent Fees...............................        1,000
        Escrow Agent Fees.................................       10,000
        Placement Agent Expense Reimbursement.............       30,000
        Miscellaneous.....................................        2,530
                                                               --------
               Total......................................     $123,000
                                                               ========

  ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
  (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company was serving at the request of the Company or whose duties involved service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made, depending on certain circumstances, by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

        Pursuant to Article IX of the Company's Restated Bylaws, the Company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. The Company has also purchased director and officer liability insurance for up to $2 million dollars in claims made.

        Pursuant to Article X of the Company's Articles of Incorporation, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability

(i) for any breach of the duty of loyalty to the Company or its shareholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derives an improper personal benefit; or (v) for any act or omission occurring prior to the date when the Articles of Incorporation became effective.

  ITEM 16.  EXHIBITS.

     1.1  Form of Placement Agency Agreement. *

     1.2  Form of Subscription Agreement. *

     5.1  Opinion of Dorsey & Whitney LLP regarding legality. *

    10.1  Form of Escrow Agreement. *

    23.1  Consent of KPMG Peat Marwick LLP.

    23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).

    24.1  Powers of Attorney.
     _____________________
     * To be filed by amendment.


  ITEM 17.  UNDERTAKINGS.


     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on the 5th day of August, 1996.

                                    MGI PHARMA, INC.


                                    By  /s/ Charles N. Blitzer
                                       ---------------------------------
                                       Charles N. Blitzer, President and
                                       Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the date indicated by or on behalf of the following persons in the capacities indicated:


        Signature             Capacity                          Date
        ---------             --------                          ----
/s/ Charles N. Blitzer        President, Chief Executive        August 5, 1996
- ------------------------      Officer and Director
Charles N. Blitzer            (principal executive officer)

/s/ James V. Adam             Vice President, Chief Financial   August 5, 1996
- ------------------------      Officer (principal financial
James V. Adam                 and accounting officer)

         *                    Director                          August 5, 1996
- ------------------------
Frederick W. Armstrong

         *                    Director                          August 5, 1996
- ------------------------
Charles E. Austin

         *                    Director                          August 5, 1996
- ------------------------
Hugh E. Miller

         *                    Director                          August 5, 1996
- ------------------------
Robert W. Powell, Jr.

         *                    Director                          August 5, 1996
- ------------------------
Lee J. Schroeder

*By  Charles N. Blitzer
     --------------------------------------
     Charles N. Blitzer, attorney-in-fact

                                 EXHIBIT INDEX


                                                                   Sequentially
   Exhibit                                                           Numbered
   Number                   Description                                Page
   -------                  -----------                              ---------


     1.1         Form of Placement Agency Agreement. *

     1.2         Form of Subscription Agreement. *

     5.1 Opinion of Dorsey & Whitney LLP regarding legality. *

    10.1         Form of Escrow Agreement. *

    23.1         Consent of KPMG Peat Marwick LLP.

    23.2         Consent of Dorsey & Whitney LLP (included in
                 Exhibit 5.1 to this Registration Statement).

    24.1         Powers of Attorney.

      __________________
    * To be filed by amendment